Exhibit 99.1

For Immediate Release

Sunesis Appoints Homer L. Pearce, Ph.D., and David C. Stump, M.D.,
to Board of Directors

South San Francisco, CA, June 29, 2006 — Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS) today announced that Homer L. Pearce, Ph.D., and David C. Stump, M.D., have been appointed to the company’s Board of Directors.

Dr. Pearce recently retired from Eli Lilly & Company where he held leadership positions in cancer drug discovery and development for more than twenty-five years. Dr. Stump is Executive Vice President, Drug Development at Human Genome Sciences, where he is responsible for clinical research, development and regulatory activities. Sunesis also announced that Russell Hirsch, M.D., Ph.D., of Prospect Venture Partners has stepped down from the company’s Board after serving for eight years.

“Homer and David bring a wealth of oncology drug development expertise to the Sunesis Board. We are pleased to welcome them, and I look forward to their valued input as we continue to advance our portfolio of cancer therapeutics through the clinic,” said James Young, Ph.D., Executive Chairman of Sunesis. “In addition, we thank Russell for his distinguished service and many contributions over the past eight years.”

Dr. Pearce has been committed to the discovery and development of cancer therapeutics since joining Eli Lilly & Company in 1979. At Eli Lilly, he served in a number of capacities including Vice President, Cancer Research and Clinical Investigation. During his twenty-five year career, twenty-five investigational drugs entered clinical trials and two new drugs, Genzar® and Alimta®, were approved for the treatment of a variety of cancers. Dr. Pearce is member of the American Association for Cancer Research, the American Chemical Society and the American Association for the Advancement of Science. He received a B.S. from Texas A&M University and his Ph.D. from Harvard University.

Dr. Stump joined Human Genome Sciences in November 1999 as Senior Vice President, Drug Development and was promoted to his current position in December 2003. Prior to joining Human Genome Sciences, Dr. Stump held roles of increasing responsibility at Genentech, Inc., from 1989 to 1999, most recently as Vice President, Clinical Research and Genentech Fellow. Dr. Stump joined Genentech from the University of Vermont where he was Associate Professor of Medicine and Biochemistry. He earned an A.B. from Earlham College and an M.D. at Indiana University, followed by residency and fellowship training in internal medicine, hematology, oncology and biochemistry at the University of Iowa.

About Sunesis Pharmaceuticals

Sunesis is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule therapeutics for oncology and other serious diseases. Sunesis has built a broad product candidate portfolio through internal discovery and in-licensing of novel cancer therapeutics. Sunesis is advancing its product candidates through in-house research and development efforts and strategic collaborations with leading pharmaceutical and biopharmaceutical companies. For further information on Sunesis Pharmaceuticals, please visit http://www.sunesis.com.

# # #

Forward-Looking Statements

This press release may contain forward-looking statements that involve substantial risks and uncertainties. Sunesis may not actually achieve the plans, intentions or expectations contained in such forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations contained in such forward-looking statements. Sunesis does not assume any obligation to update any such forward-looking statements.

CONTACTS:
Investors	Media
Eric Bjerkholt, CFO	Karen L. Bergman or
Sunesis Pharmaceuticals, Inc.,	Michelle Corral
650-266-3717	BCC Partners
650-575-1509 or 415-794-8662